Exhibit 99.1

Socket Mobile Reports Second Quarter 2024 Results

FREMONT, Calif., – July 31, 2024 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and six months ended June 30, 2024.

Second Quarter 2024 Financial Highlights:

•	Revenue of $5.08 million, reflecting a 0.7% decrease compared to $5.12 million for the prior year’s quarter, and a 2.1% sequential increase compared to $4.98 million for the preceding quarter.

•	Gross margin of 50.9% versus 51.8% in the prior year’s quarter and 50.3% in the preceding quarter.

•	Operating expenses were $3.1 million, reflecting a 6% increase compared to the prior year’s period and increased 4% compared to $3.0 million in the preceding quarter.

•	Operating loss amounted to $535,000, an increase of 84% from $292,000 in the prior year’s quarter, and an increase of 10% from a loss of $485,000 in the preceding quarter.

•	Cash balance on June 30, 2024 was approximately $2.1M compared to $2.8M at both the end of 2023 and the prior quarter.

“The weakness of the specialty retail sector, our primary revenue source, presented significant challenges during Q2. This resulted in lower-than-anticipated revenue for the quarter and impacted our overall financial performance,” said Kevin Mills, President, and Chief Executive Officer.

“Anticipating the continued challenges and uncertainties in the specialty retail sector, we are proactively investing in and promoting new products while also exploring opportunities beyond this market. Our advanced SocketCam C860 app exemplifies this strategy by turning any mobile device into a robust scanning solution, capable of tackling even damaged or difficult-to-read barcodes in adverse lighting conditions. Recently, we have expanded C860 functionality to integrate with Flutter-based mobile apps. This software solution, C860, is available through in-app purchases. Additionally, our ultra-rugged XtremeScan and DuraScan Wear hands free products offer versatile barcode scanning capabilities in rigorous environments like warehousing, manufacturing, and distribution. By investing in and promoting these solutions, we aim to drive company growth across new markets and reduce our dependence on the retail sector,” continued Mr. Mills.

"We look forward to your participation in the upcoming conference call, where we will provide an update on the status of market traction of our new products.” concluded Mr. Mills.

Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2024, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenue	$5,081	$5,117	$10,059	$9,429
Cost of revenue	2,497	2,466	4,970	4,705
Gross margin	2,584	2,651	5,089	4,724
Gross margin percent	50.9%	51.8%	50.6%	50.1%
Research & development	1,232	1,190	2,440	2,437
Sales & marketing	1,154	1,004	2,185	2,011
General & administrative	733	749	1,484	1,523
Total operating expenses	3,119	2,943	6,109	5,971
Operating loss	(535)	(292)	(1,020)	(1,247)
Interest expense, net	(73)	(55)	(145)	(93)
Income tax benefit (expense)	—	(166)	—	(166)
Net loss	$(608)	$(513)	(1,165)	(1,506)
Net loss per share:
Basic	$(0.08)	$(0.06)	$(0.16)	$(0.18)
Fully diluted	$(0.08)	$(0.06)	$(0.16)	$(0.18)
Weighted average shares outstanding:
Basic	7,572	7,164	7,511	7,135
Fully diluted	7,572	7,164	7,511	7,135

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) June 30, 2024	December 31, 2023*
Cash	$2,117	$2,827
Accounts receivable	2,550	1,700
Inventories	5,186	5,409
Deferred costs on shipments to distributors	562	323
Other current assets	247	441
Property and equipment, net	2,671	3,033
Deferred tax assets	10,112	10,112
Intangible assets, net	1,496	1,559
Operating leases right-of-use assets	2,853	3,088
Other long-term assets	249	250
Total assets	$28,043	$28,742
Accounts payable and accrued liabilities	$2,537	$2,185
Subordinated convertible notes payable, net of discount	150	150
Subordinated convertible notes payable, net of discount-related party	2,839	2,836
Deferred revenue on shipments to distributors	592	826
Deferred service revenue	34	33
Operating lease liabilities	3,065	3,292
Total liabilities	9,217	9,322
Common stock	68,962	68,391
Accumulated deficit	(49,098)	(47,933)
Treasury stock	(1,038)	(1,038)
Total equity	18,826	19,420
Total liabilities and equity	$28,043	$28,742

*Derived from audited financial statements.

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